EXHIBIT 5.2

November 13, 2024

enGene Holdings Inc.

4868 Rue Levy, Suite 220

Saint-Laurent, QC, Canada

H4R 2P1, Canada

Re: Registration Statement of enGene Holdings Inc. on Form S-3

Ladies and Gentlemen:

We have acted as United States federal and State of New York counsel to enGene Holdings Inc., a corporation existing under the laws of British Columbia, Canada (“enGene”), in connection with the preparation and filing of the Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”), which, among other things, relates to the issuance and sale by enGene from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act (the “Rules and Regulations”), of debt securities of enGene (“Debt Securities”), which may be issued in one or more series under an indenture (the “Indenture”) proposed to be entered into by enGene and the trustee to be named therein (the “Trustee”), the form of which is filed as an exhibit to the Registration Statement.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the form of Indenture filed as an exhibit to the Registration Statement, and (iii) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein, and we have considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of enGene and others and of public officials.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that, when the Debt Securities shall have been duly authorized, executed, authenticated and delivered in accordance with the terms of the Indenture, as supplemented by one or more applicable supplemental indentures, the Debt Securities will constitute legal, valid and binding obligations of enGene, enforceable against enGene in accordance with their respective terms under the laws of the State of New York, except: (i) as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law), and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

In rendering the opinions expressed above, we have assumed:

•
the Registration Statement, and any amendments thereto (including post-effective amendments) shall have become and remain effective under the Securities Act;
•
an appropriate prospectus supplement with respect to such Debt Securities shall have been prepared, delivered, and filed in compliance with the Securities Act and the Rules and Regulations;

Morgan, Lewis & Bockius llp

101 Park Avenue
New York, NY, 10178-0060 +1.212.309.6000
United States +1.212.309.6001

November 13, 2024

•
the Indenture and any applicable indenture supplements shall have been duly authorized, executed and delivered by enGene;
•
the Indenture shall have been duly qualified under the Trust Indenture Act of 1939, as amended;
•
the terms of the applicable Debt Securities have been duly established in accordance with the Indenture and any applicable indenture supplements;
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the terms of the Debt Securities will not violate any applicable law, result in a default under or breach of any agreement or instrument binding upon enGene or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over enGene;
•
the Debt Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto;
•
if required, certificates representing the Debt Securities will be duly executed and delivered by enGene and, to the extent required by the Indenture and any applicable indenture supplements, duly authenticated;
•
the Board of Directors of enGene, including any duly authorized committee thereof, shall have taken all necessary corporate action to approve the issuance, offering and sale of such Debt Securities and related matters and appropriate officers of enGene shall have taken all related action as directed by or under the direction of the Board of Directors of enGene.

In addition, we have assumed, (i) the due incorporation and valid existence of the Trustee, (ii) that the Trustee will have the requisite legal power and authority to perform its obligations under the Indenture and any applicable indenture supplements, (iii) that the Indenture and any applicable indenture supplements will be duly and validly authorized, executed and delivered by the Trustee, and (iv) that the Indenture will constitute at the time of issuance of any Debt Securities thereunder the valid and binding obligation of the Trustee.

We are opining solely on the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof, and we assume no obligation to revise or supplement this opinion should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other international, Federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

Morgan, Lewis & Bockius llp

101 Park Avenue
New York, NY, 10178-0060 +1.212.309.6000
United States +1.212.309.6001